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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Digimarc Corporation:

        We consent to incorporation by reference in the Registration Statements (Nos. 333-31114, 333-42042, 333-65256, and 333-82660) on Form S-8 of Digimarc Corporation and subsidiaries of our report dated February 5, 2003, with respect to the consolidated balance sheets of Digimarc Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon
March 31, 2003

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CONSENT OF INDEPENDENT AUDITORS